                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, is made as of this 9th day of December, 2002 by and between BUCA, Inc., a Minnesota corporation (the "Company") and Joseph J. Kohaut (the "Employee").

         WHEREAS, the Company desires to employ Employee to devote full time service to the business of the Company and Employee desires to be so employed.

         NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Executive Vice President, Chief Financial Officer, Secretary and Treasurer for a term commencing the date hereof and ending on December 31, 2005.

         2. Duties. Employee shall diligently and conscientiously devote his full time and attention to the discharge of his duties as Senior Vice President of Operations and such other positions as assigned by the Board of Directors. In such capacity, Employee shall at all times discharge said duties in consultation with and under the supervision of the President and Chief Executive Officer, the Executive Vice President, Chief Financial Officer and Treasurer, and the Board of Directors of the Company. Employee shall perform such duties as may from time to time be given to him by the President and Chief Executive Officer, the Executive Vice President, Chief Financial Officer and Treasurer, and the Board of Directors.

         3. Base Salary. Commencing at the effective date hereof, the Company shall pay to Employee an annualized base salary of $180,000 in 2002. The Board of Directors shall establish Employee's base salary for each subsequent calendar year in an amount not less than the base salary in effect for the prior year. The base salary is payable in accordance with the Company's standard payroll practices as in effect from time to time.

         4. Bonuses. Employee shall be entitled to receive annual incentive compensation equal to a percentage of his annual base salary. For the year ended December 31, 2002, the maximum percentage of such incentive compensation shall be 60%. For each subsequent calendar year, the maximum percentage shall be determined by the Board of Directors, but shall not be less than that established for the prior year. Payment of any incentive compensation shall be based upon the Company attaining certain performance targets selected by the Board of Directors and based upon the budget for the applicable year. The incentive compensation for the year ended December 31, 2002 shall be based upon achieving the following performance targets in 2002: (i) opening 14 new restaurants, (ii) generating 490 additional operating weeks, (iii) generating $255,000,000 in total sales, (iv) keeping general and administrative expenses as a percentage of sales at 5.6% or less, (v) achieving earnings per share of 75 cents, and (vi) increasing comparable restaurant sales by 2%. For each subsequent calendar year, the Board of Directors shall, at the beginning of each year, (a) select five of the following criteria for measuring the amount of any incentive compensation to be received by Employee for that year: (i) number of new restaurant openings, (ii) number of operating weeks,
(iii) restaurant operating profit, (iv) total sales, (v) general and administrative expenses, (vi) comparable restaurant sales, and (vii) such other factors as determined by the Board of Directors; (b) determine the performance target for each selected criterion based upon the budget for the applicable year; and (c) with respect to each selected criterion, determine the percentage of annual incentive compensation that Employee is entitled to receive upon the Company attaining the performance target for such criterion.

         5. Expenses. The Company shall reimburse Employee for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Company from time to time an itemized statement of account of such expenses in such form as may be required by the Company. In recognition of Employee's need for an automobile for business purposes, the Company will provide Employee with a $900 per month automobile allowance.

         6. Fringe Benefits. Employee shall be entitled to participate in such fringe benefit programs maintained by the Company as are available for other employees similarly situated. The Company shall (i) obtain and pay the premium for standard family coverage for Employee and his family in the Company's group health plan; and (ii) provide Employee with long-term disability insurance with a benefit equal to 60% of his base salary.

         7. Termination. Employee's employment hereunder shall be terminated upon the happening of any of the following events;

         (a)  Expiration of the term of this Agreement, without renewal;

         (b)  Death of Employee;

         (c) Notice to Employee that his employment is terminated due to Employee's inability to perform his usual and customary duties by reason of Physical or Mental Disability;

         (d) Without Cause by the Company at any time upon thirty (30) days prior written notice to Employee;

         (e) By Employee upon thirty (30) days prior written notice to the Company;

         (f) By Employee, if, following a Change in Control of the Company as defined below, Employee's duties (as in effect immediately prior to such Change in Control) are Substantially Reduced or Negatively Altered, as defined below, without his prior written consent, upon thirty (30) days prior written notice to the Company; or

         (g)  At any time without notice by the Company for Cause.

         For purposes of this Section, "Cause" means (i) Employee's conviction of a felony which constitutes a crime involving moral turpitude; (ii) Employee's misappropriation of funds, fraud or embezzlement; (iii) Employee's willful or gross and repeated neglect of duties hereunder, or willful or gross repeated misconduct in the performance of such duties, as determined by a majority of the directors of the Company (collectively, "Misconduct"), and provided that Employee has been given at least fourteen (14) days prior notice of such determination and Employee has failed to cure such Misconduct; or (iv) Misconduct that is deemed by a majority of the directors to have a material adverse effect on the business, operations, assets, properties, or financial condition of Company, taken as a whole.

         For purposes of this Section, "Physical or Mental Disability" means any ailment or incapacity which prevents Employee from performing the duties incident to Employee's employment hereunder which continued for a period of either (i) 90 consecutive days in any twelve-month period or (ii) 180 days in any twelve-month period, and which is expected to be of permanent duration.

         For purposes of this Section, "Change in Control" with respect to the Company shall have occurred on the earliest of the following dates:

              (i) the date after the date of this Agreement that any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) of more of the outstanding common shares of the Company;

              (ii) the date the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation, or to merge another corporation into the Company, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities of another corporation, or other property (this clause (A) shall not apply to a merger or consolidation of the Company in which, immediately following such merger or consolidation, more than 70% of both the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (the "Voting Securities") and the then outstanding common stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and the common stock immediately prior to such merger or consolidation in substantially the same proportions as their ownership of such Voting Securities and common stock, as the case may be, immediately prior to such merger or consolidation); or (B) to sell or otherwise dispose of substantially all of the assets of the Company; or

               (iii) the date there shall have been a change in a majority of the Board of Directors of the Company within a twelve-month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period.

"Substantially Reduced or Negatively Altered" means, without Employee's express written consent:

               (i) the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities and status with the Company immediately prior to a Change in Control or a change in Employee's reporting responsibilities, titles or offices, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, except in connection with the termination of Employee's employment for Cause, upon the Physical or Mental Disability or death of Employee, or upon the voluntary termination by Employee;

               (ii) a reduction in Employee's Base Salary below the minimum Base Salary in Section 3 hereof;

               (iii) requiring Employee to move his residence more than 100 miles;

               (iv) the failure by Company to continue in effect benefit plans substantially equivalent to the benefit plans in effect at the effective date of this Agreement or established during the term of this Agreement; the taking of any action by Company not required by law which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee; or the failure by Company to provide Employee with the number of paid vacation days, holidays and personal days to which Employee was then entitled in accordance with Company' normal leave policy in effect the effective date of this Agreement; or

               (v) failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement.

         8. Effect of Termination. If Employee is terminated by the Company for Cause as defined in Section 7(g) or if Employee terminates employment under
Section 7(e), Employee shall be paid only to the date of actual termination of employment and Employee shall not be entitled to any additional compensation for the year in which termination of employment occurs or any other termination payment.

         If Employee is terminated by reason of death or Physical or Mental Disability, Employee or his estate shall be entitled to a termination payment equal to eighteen (18) month's base salary then in effect. The termination payment in the case of termination due to Physical or Mental Disability shall be made in eighteen (18) substantially equal monthly installments, beginning on the first day of the month following termination of employment, and the termination payment shall be reduced by all disability insurance payments received by Employee during such period under disability insurance policies provided by the Company under Section 6 hereof.

         If Employee terminates employment for the reason specified in Section 7(f) or Employee is terminated by the Company without Cause following a Change in Control, or within one hundred eighty (180) days prior to a Change in Control and such termination is related to the Change in Control, Employee shall be entitled to a termination payment equal to eighteen (18) month's base salary then in effect, payable in eighteen (18) equal installments, beginning on the first day of the month following termination of employment and the Company shall continue Employee's health benefits for one (1) year or, at its option, pay Employee's COBRA coverage premiums during the COBRA period. If Employee terminates employment as a result of a Change in Control but Employee's duties have not been Substantially Reduced or Negatively Altered, Employee shall be entitled to a termination payment equal to twelve (12) month's base salary then in effect, payable in twelve (12) equal installments beginning the first day of the month following termination of employment.

         If Employee is terminated by the Company without Cause and other than associated with a Change in Control as outlined above, Employee shall be entitled to a termination payment equal to eighteen (18) month's base salary then in effect, payable in eighteen (18) equal installments beginning on the first day of the month following termination of employment.

         9. Excise Tax. Unless otherwise prohibited by applicable law, if an amount paid to Employee under this Agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, the Company shall pay to Employee an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by Employee under this Agreement, including such additional cash payment (net of all federal, state, and local income taxes and all taxes payable as a result of the application of Section 280G and 4999 of the Internal Revenue Code or any successor provisions thereto) to be equal to the aggregate remuneration executive would have received, excluding such additional payment (net of all federal, state, and local income taxes), if Section 280G and 4999 (and any successors thereto) have not been enacted into law. The adjustments, if any, required by this Section shall be determined by tax counsel selected by Company's independent accountants with Employee's approval.

         10. Confidentiality. "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including by not limited to: (a) any information not generally known in the industry of the Company regarding the Company's pricing of services, research, development, marketing, servicing, business systems, and techniques; (b) financial information concerning the Company; and (c) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Company.

         Employee may have access to Confidential Information which the Company desires to protect at all times. Employee understands, acknowledges, and agrees that the Company has expended substantial sums of money, time and effort in developing such Confidential Information and the Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

         In recognition of the foregoing, Employee agrees that:

               (a) Employee will not, during or after employment with the Company, directly or indirectly knowingly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

               (b) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operations and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

         11. Covenant Not to Compete. The parties agree that the Company would be substantially harmed if Employee competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Employee hereunder, Employee agrees that during his employment with the Company and for a period of one (1) year after termination of such employment for any reason, Employee will not directly or indirectly, without the written consent of the Company;

               (a) Own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within fifty (50) miles of any restaurant owned or managed by the Company; or

               (b) Hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier, customer, or subcontractor of the Company to discontinue their relationship with the Company.

         12. Disparagement. The Company and Employee agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

         13. Remedy. Employee and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled to by law.

         14. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

               If to Company:             BUCA, INC.
                                          1300 Nicollet Avenue
                                          Suite 5003
                                          Minneapolis, MN 55403

               If to Employee:            Joseph J. Kohaut
                                          1112 West 139th Street
                                          Burnsville, MN 55337

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota.

         16. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

         17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Employee, his heirs, distributees and personal representatives. In the event of Employee's death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's designee, or if there is no such designee, to Employee's estate.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

                                        BUCA, INC.

                                        By:  /s/ Joseph P. Micatrotto
                                             ---------------------------------
                                             Its:  Chairman, President and
                                                   ---------------------------
                                                   Chief Executive Officer
                                                   ---------------------------

                                        /s/ Joseph J. Kohaut
                                        --------------------------------------
                                        Joseph J. Kohaut